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                                                                    Exhibit 3.16
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                                   BY-LAWS OF

                      CARLS MIDSOUTH RENT ALL CENTER, INC.

                   (Incorporated under the laws of Tennessee)




                          1044 South Riverside Drive

                         Clarksville, Tennessee 37040
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                                       I

                                PRINCIPAL OFFICE

     The principal office of this corporation shall be in Clarksville, Montgomery County, Tennessee. All meetings of stockholders or directors shall be held at the principal office of the corporation or at such other place as may be fixed in the notice calling the meeting.


                                       II

                             STOCKHOLDERS' MEETINGS

     1. An annual meeting of the stockholders shall be held at 10.00 o'clock A.M. on the second Tuesday in February of each year.

     2. The holders of a majority of the common stock of the corporation issued and outstanding and present in person or represented by proxy shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by law.

     3. At each meeting of the stockholders each stockholder having the right to vote shall be entitled to one vote for each share of stock having voting power and registered in his name on the books of the corporation. All elections shall be held and all questions decided by vote of a majority of the stock present and represented at the meeting.

     4. Written notice of each and every meeting of the stockholders shall be mailed by the President or Secretary to each stockholder entitled to vote at such meeting at the address of the stockholder as it appears upon the stock books of the corporation not less than ten (10) days prior to the date of such meeting.
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     5.   Special meeting of the stockholders may be called by the President or
Secretary or Board of Directors upon due written notice to the stockholders.
The notice for such special meeting shall state the purpose or purposes for which the meeting is called.


                                      III

                               BOARD OF DIRECTORS

     1. The Board of Directors of the corporation shall consist of at least three members who may or may not be stockholders in the corporation. Vacancies in the Board of Directors caused by death, resignation or inability or refusal to act of any of the members of the Board shall be filled by the Board of Directors. At each annual meeting of the stockholders a Board of Directors shall be elected who shall serve for the term of one year or until their successors shall be elected and qualified.

     2. The Board of Directors shall have management and control of the business of the corporation, and shall elect the officers provided for in these By-Laws, and may remove any officer at any time.

     3. The President, Vice President or Secretary may call a special meeting of the Board of Directors whenever, in their opinion, such meetings are advisable, giving written notice of such meeting at least ten (10) days prior to the date of the meeting so called. An annual meeting of the Board of Directors shall be held immediately after the annual stockholders' meeting. No all or notice of such annual meeting of the Board of Directors is required unless the same is to be held at some place other than at the principal office of the corporation. At all meetings of the board a majority of the Board of Directors shall constitute a quorum for the

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transaction of business and a majority of those present at any meeting shall be sufficient to determine any proposition before the Board.


                                       IV

                                    OFFICERS

     1. The officers of the corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, and such other officers as the Board of Directors say from time to time determine. Each of the above named officers shall serve for the term of one year or until his successor is elected and qualified. Any two offices may be combined in one person except the offices of President and Vice President or President and Secretary or Assistant Secretary.

     2. The duties of the officers of this corporation shall be such as usually appertain to such officers of private corporations.


                                       V

                                 CAPITAL STOCK

     1. The authorized capital stock of this corporation shall be such as is authorized by the Certificate of Incorporation or any amendment thereto. All stock not subscribed for shall be held as . . .

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                                       VI

                                      SEAL

     The corporation shall have a seal in appropriate form, which seal shall be kept by the Secretary and which shall be affixed to all stock certificates and all other formal documents executed in the name of the corporation and to which by law the corporate seal is required to be affixed.


                                      VII

                                   AMENDMENT

     These By-Laws may be altered, amended or repealed by the stockholders at any regular meeting or at any special meeting called for that purpose, provided however, that notice in writing of the proposed amendment, alteration or repeal shall be given to each stockholder at least ten days prior to the date of the meeting at which the By-Laws are to be altered, amended or repealed.

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